\\jwsdat01\FUNDACCT\TREASURY\KATHY\WINWORD\FUNDS\Tricertofelection.doc

                           TRI-CONTINENTAL CORPORATION

                         Annual Meeting of Stockholders

                                  May 18, 2000

                      Certificate of Inspector of Election

         The undersigned Inspector of Election, acting at the Annual Meeting of Stockholders of Tri-Continental Corporation (the "Corporation") held at the Ritz-Carlton Huntington Hotel, 1401 South Oak Knoll Avenue, Pasadena, California 91106 on Thursday, May 18, 2000 at 10:00 a.m., hereby certifies:

         That said meeting was held at such time and place; that out of 128,529,996 shares of common stock of the Corporation, entitled to one vote per share, there were present in person or by proxy 100,030,674 shares; and that out of 752,740 shares of $2.50 cumulative preferred stock of the Corporation, entitled to two votes per share, there were present in person or by proxy 617,943 shares, that the result of the vote taken at such meeting to elect Directors of the Corporation was as follows:

In Favor of Election                          Withhold Authority to Vote
--------------------------             ---   Preferred

     ----------------      --------------  --------------    -----------------
John Galvin       96,860,121     1,221,456 3,170,553            14,430
William C Morri   97,487,44      1,225,452 2,543,232            10,434
James Q. Riorda   97,334,202     1,224,316 2,696,471            11,570
Robert L. Shafe   97,434,731     1,225,452 2,595,942            10,434


That the result of the vote taken at such meeting on the proposal to ratify the selection of Deloitte & Touche LLP as auditors of the Corporation was:

For Ratification        Against Ratification                        Abstain

-------------------------------------------              --------------------
98,833,761                1,342,797                             1,090,003

IN WITNESS WHEREOF, I have made and signed this certificate of June 9, 2000.

                                               ----------------------------
                                                     Brian D. Simon